MIRANT AMERICAS GENERATION, LLC

Offers to Exchange its

7.625% Senior Secured Notes due 2008
for any and all of its
7.625% Senior Notes due 2006
(CUSIP No. 60467P AG 9)

To:     Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Mirant Americas Generation, LLC (“MAG”) is offering, subject to the terms and conditions set forth in the Offering Circular, dated June 2, 2003 (the “Offering Circular”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer to exchange (the “Exchange Offer”) $1,000 principal amount of MAG’s 7.625% Senior Secured Notes due 2008 (“New Secured Notes”) for each $1,000 principal amount of MAG’s currently outstanding 7.625% Senior Notes due 2006 (CUSIP No. 60467P AG 9) (the “Existing Notes”). Subject to the terms and conditions of the Exchange Offer, MAG will issue New Secured Notes in exchange for all outstanding Existing Notes that are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. MAG will also pay accrued and unpaid interest up to the date of acceptance on Existing Notes it accepts for exchange. For a more detailed description of the New Secured Notes MAG is proposing to issue in the Exchange Offer, please see the section of the Offering Circular titled “Description of the New Secured Notes.” The Exchange Offer is conditioned upon the consummation of the Mirant Restructuring Transactions (as defined in the Offering Circular) and the concurrent entry by MAG into the MAG Secured Credit Facility which will refinance MAG’s existing credit facility. MAG reserves the right to extend or terminate the Exchange Offer, in its sole and absolute discretion, which may be for any or no reason, and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of Existing Notes, and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, MAG reserves the right to waive any and all conditions to the Exchange Offer.

      We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1.	The Offering Circular;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) certificates for the Existing Notes are not immediately available, (b) time will not permit the certificates for the Existing Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer, or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

4.	A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with respect to the Exchange Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelopes addressed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 12:00 Midnight, New York City time, on June 27, 2003. MAG, in its sole and absolute discretion, may extend the Exchange Offer (as may be extended, the “Expiration Date”).

      Unless a holder of Existing Notes complies with the procedures described in the Offering Circular under the title “The Exchange Offer — Procedures for Tendering Existing Notes in the Exchange Offer,” the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

•	tender the Existing Notes by sending the certificates for the Existing Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to Deutsche Bank Trust Company Americas, as Exchange Agent, at one of the addresses set forth in the Offering Circular; or

•	tender the Existing Notes by using the book-entry procedures described in the Offering Circular under the title “The Exchange Offer — Book-Entry Transfer” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, as defined below, instead of the Letter of Transmittal, to the Exchange Agent.

      In order for a book-entry transfer to constitute a valid tender of Existing Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Existing Notes into the Exchange Agent’s applicable account at The Depository Trust Company prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by the Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Existing Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.

      If a registered holder of Existing Notes wishes to tender the Existing Notes in the Exchange Offer, but (a) the certificates for the Existing Notes are not immediately available, (b) time will not permit the certificates for the Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Existing Notes may be effected by following the Guaranteed Delivery Procedures described in the Offering Circular under the title “The Exchange Offer — Procedures for Tendering Existing Notes in the Exchange Offer.”

      MAG will not make any payments to brokers, dealers, or other persons for soliciting acceptances of the Exchange Offer. MAG will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. MAG will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes in the Exchange Offer, except as set forth in the Letter of Transmittal.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offer, at one of the addresses and telephone number set forth on the front of the Letter of Transmittal or Innisfree M&A Incorporated, the Information Agent for the Exchange Offer, at the address and telephone numbers set forth in the Offering Circular.

Very truly yours,

MIRANT AMERICAS GENERATION, LLC

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MAG OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

Enclosures

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